As filed with the Securities and Exchange Commission on May 2, 2022
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SEMA4 HOLDINGS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	85-1966622
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
333 Ludlow Street, North Tower, 8th Floor
Stamford, Connecticut 06902
(Address of Principal Executive Offices) (Zip Code)
NON-PLAN INDUCEMENT AWARDS
(Full Title of the Plans)

Katherine Stueland
Chief Executive Officer
333 Ludlow Street, North Tower, 8th Floor
Stamford, Connecticut 06902
(Name and Address of Agent For Service)
(800) 298-6470
(Telephone Number, including area code, of agent for service)

Copies to:
Ethan Skerry Per B. Chilstrom Fenwick & West LLP 902 Broadway New York, New York 10010 (212) 430-2600	Daniel Clark General Counsel Sema4 Holdings Corp. 333 Ludlow Street, North Tower, 8th Floor Stamford, Connecticut 06902 (800) 298-6470
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 registers shares of Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), of Sema4 Holdings Corp. (the “Registrant”) issuable pursuant to the inducement awards, as described below. To induce the individuals listed below to accept employment with the Registrant, the Registrant granted the following equity awards to such individuals (the “Non-Plan Inducement Awards”) on the dates detailed below:
•Stock options to purchase an aggregate of 4,932,132 shares of Class A Common Stock granted to three (3) newly-hired employees on May 2, 2022; and
•Restricted stock units to purchase an aggregate of 4,285,208 shares of Class A Common Stock granted to eighty (80) newly-hired employees on May 2, 2022.
Each Non-Plan Inducement Award was approved by the Registrant’s Compensation Committee or Board of Directors in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The Non-Plan Inducement Awards were granted outside of the Registrant’s 2021 Equity Incentive Plan (the "2021 Plan") and 2021 Employee Stock Purchase Plan. However, except as otherwise expressly stated in the forms of the Non-Plan Inducement Award agreements, the Non-Plan Inducement Awards are governed by terms and conditions identical to those of the 2021 Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. The documents containing the information specified in Part I will be delivered to persons to whom the Non-Plan Inducement Awards have been granted as required by Rule 428(b)(1) under the Securities Act, and such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(a)the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Annual Report on Form 10-K”), filed with the Commission on March 14, 2022;
(b)the Registrant’s Current Reports on Form 8-K filed with the Commission on January 18, 2022 (but only with respect to Items 1.01, 3.02, 5.02 and Exhibits 2.1, 10.1, 10.2, 10.3 and 10.4 thereto), January 31, 2022, March 14, 2022 (but only with respect to Item 4.02 and 9.01 thereto), April 27, 2022, and May 2, 2022 (but only with respect to Items 1.01, 2.01, 3.02, 5.02, 5.03, 8.01 and Exhibits 2.1, 3.1, 10.1, 10.2, 23.1, 99.2 and 99.3 thereto); and
(c)the description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with Commission on August 31, 2020, as updated by the description of the Registrant’s Class A Common Stock contained in Exhibit 4.4 to the 2021 Annual Report on Form 10-K, including any subsequent amendments or reports filed for the purpose of updating such description.
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except that information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this Registration Statement.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the State of Delaware. Delaware law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation, (the "Certificate of Incorporation") permits indemnification of its directors to the fullest extent permitted by Delaware law, and the Registrant’s restated bylaws (the "Bylaws") provide that the Registrant will indemnify its directors and permit the Registrant to indemnify its officers and employees when determined appropriate by the Registrant's board of directors.
The Registrant has entered into indemnification agreements with each of its directors and executive officers and certain other key employees, whereby the Registrant has agreed to indemnify its directors, executive officers, and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of the Registrant's directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, the Certificate of Incorporation and Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, the Registrant will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.
At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.
The Registrant maintains insurance policies that indemnify its directors and executive officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or executive officer in his or her capacity as such.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Third Amended and Restated Certificate of Incorporation of Sema4 Holdings Corp.	8-K	001-39482	3.1	July 28, 2021
4.2	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of Sema4 Holdings Corp.	8-K	001-39482	3.1	May 2, 2022
4.3	Bylaws of Sema4 Holdings Corp., as currently in effect.	8-K	001-39482	3.2	July 28, 2021
5.1	Opinion of Fenwick & West LLP.					X
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for Sema4 Holdings Corp.					X
23.2	Consent of Ernst & Young LLP, Independent Auditors for GeneDx, Inc.					X
23.3	Consent of Fenwick & West LLP (contained in Exhibit 5.1).					X
24.1	Power of Attorney (included on the signature page of this Registration Statement).					X
99.1	Sema4 Holdings Corp. 2021 Equity Incentive Plan.	8-K	001-39482	10.5	July 28, 2021
99.2	Notice of Inducement Restricted Stock Unit Grant and Form of Inducement Restricted Stock Unit Agreement.					X
99.3	Notice of Inducement Stock Option Grant and Form of Inducement Stock Option Agreement.					X
107	Filing Fee Table.					X
Item 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 2nd day of May, 2022.

SEMA4 HOLDINGS CORP.

By:	/s/ Katherine Stueland
Katherine Stueland
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Katherine Stueland, Daniel Clark and Jason Ryan, and each of them, as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution and resubstitution and full power to act without the other, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Katherine Stueland	Chief Executive Officer and Director (Principal Executive Officer)	May 2, 2022
Katherine Stueland

/s/ Isaac Ro	Chief Financial Officer (Principal Financial Officer)	May 2, 2022
Isaac Ro

/s/ Shawn Assad	Chief Accounting Officer (Principal Accounting Officer)	May 2, 2022
Shawn Assad

/s/ Jason Ryan	Chairman and Director	May 2, 2022
Jason Ryan

/s/ Dennis Charney	Director	May 2, 2022
Dennis Charney

/s/ Eli D. Casdin	Director	May 2, 2022
Eli D. Casdin

/s/ Emily Leproust	Director	May 2, 2022
Emily Leproust

/s/ Joshua Ruch	Director	May 2, 2022
Joshua Ruch

/s/ Keith Meister	Director	May 2, 2022
Keith Meister

/s/ Michael Pellini	Director	May 2, 2022
Michael Pellini

/s/ Rachel Sherman	Director	May 2, 2022
Rachel Sherman

/s/ Richard Pfenniger	Director	May 2, 2022
Richard Pfenniger

/s/ Eric Schadt	Director, President and Chief Research & Development Officer	May 2, 2022
Eric Schadt